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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)/1/


                        Personnel Group of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    715338109
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                                 (CUSIP Number)


                                 David J. Matlin
                           Credit Suisse First Boston
                                11 Madison Avenue
                            New York, New York 10010
                                 (212) 325-2000
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                November 27, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X] Rule 13d-1(b)
                  [_] Rule 13d-1(c)
                  [_] Rule 13d-1(d)

------------------------------

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  715338109                    13G                   Page 2 of 4 Pages

--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Credit Suisse First Boston, on behalf of the Credit Suisse
           First Boston business unit
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Switzerland

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           NUMBER OF              5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                                ------------------------------------------------
                                  6    SHARED VOTING POWER

                                       3,398,568
                                ------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    [_]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.31%
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   12      TYPE OF REPORTING PERSON
           IA, BK, HC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP No.  715338109                    13G                   Page 3 of 4 Pages


     Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby files this Amendment No. 2 (this "Amendment") to the Schedule 13G filed by Credit Suisse First Boston, on behalf of the Credit Suisse First Boston business unit, on July 16, 2001 with the Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Personnel Group of America, Inc., a Delaware corporation, which
Schedule 13G was amended by Amendment No. 1 filed on November 21, 2001. In this Amendment, the undersigned amend and restate the entire text of Item 4.

Item 4. Ownership:

     (a)  Amount Beneficially Owned:

          See response to Item 9 on page 2.

     (b)  Percent of Class:

          See response to Item 11 on page 2.

     (c)  Number of Shares as to which such person has:

         (i)      Sole power to vote or to direct to vote:
                  See response to Item 5 on page 2.
         (ii)     Shared power to vote or to direct to vote:
                  See response to Item 6 on page 2.
         (iii)    Sole power to dispose or to direct the disposition of:
                  See response to Item 7 on page 2.
         (iv)     Shared power to dispose or to direct the disposition of:
                  See response to Item 8 on page 2.



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CUSIP No.  715338109                    13G                   Page 4 of 4 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Amendment is true, complete and correct.

Dated:     December 20, 2001

                                           CREDIT SUISSE FIRST BOSTON, acting
                                           solely on behalf of the Credit Suisse
                                           First Boston business unit

                                           By:   /s/  David J. Matlin
                                                --------------------------------
                                                Name:  David J. Matlin
                                                Title: Managing Director